WINNER MEDICAL REPORTS THIRD QUARTER FISCAL 2009 RESULTS

SHENZHEN, China, August 11, 2009 -- Winner Medical Group Inc. (OTC Bulletin Board: WMDG) (“Winner Medical”, or the “Company”), today reported unaudited financial results for the third quarter ended June 30, 2009. The Company’s results are detailed in its form 10-Q, filed today with the United States Securities and Exchange Commission.

Third Quarter 2009 Highlights

•	Total net sales revenue increased by 5.56% over the third quarter of fiscal 2008 to $24.36 million
•	Gross profit increased by 20.12% over the third quarter of fiscal 2008 to $7.18 million
•	Operating income increased by 72.93% over the third quarter of fiscal 2008 to $3.72 million
•	Net income increased by 76.40% over the third quarter of fiscal 2008 to $3.06 million
•	Net income per share for the third quarter of 2009 was $0.07 per basic and diluted share, compared to $0.03 per basic and diluted share for the third quarter of fiscal 2008

Jianquan Li, Chairman and Chief Executive Officer of Winner Medical, commented, “During the third quarter, we experienced a robust growth in profits while maintaining a solid increase in revenue. The huge improvement in gross margin and net margin is the result of our implementation of cost control measures, such as lean production and equipment technical improvements which optimize production efficiency and reduce unit production cost.”

Mr. Li continued, “Another factor that drives the increase in our overall gross and net profit margin is that the PurCotton products reached the break-even point and started making profit during the month of June. The recognition of top-tier clients of the premium quality of our PurCotton products led to the increased sales volume. We are confident that this new product will be the growth driver over the mid- to long-term.”

Third Quarter 2009 Unaudited Financial Results

Revenue: Winner Medical reported net sales revenue of $24.36 million, a 5.56% increase over the third quarter of fiscal 2008. Healthy revenue growth was mainly due to strong demand from China as a result of the medical reform in China, and the Company’s effort to develop the China market; and the increased sales of PurCotton products to China, the United States, Europe and Japan.

Gross Profit: For the third quarter of fiscal 2009, gross profit was $7.18 million, an increase of 20.12% over $5.98 million in the same period of fiscal 2008. Gross margin was 29.49%, versus 25.91% achieved in the third quarter of fiscal 2008. The increase in gross margin was mainly due to improvement of the Company’s cost control, equipment technical improvement and lean production management that increased production efficiency and reduced production waste; the tax rebate rate for exports from China increased by two percent; and the PurCotton products started making profit during the month of June 2009 compared to losses from these products during the same period last year.

Operating Expenses: Selling, general and administrative expenses decreased by 1.53% to $3.60 million in the third quarter of fiscal 2009, from $3.66 million in the third quarter of fiscal 2008. During this quarter, the decrease in operating expenses was mainly due to the decreased transportation expense for export sales compared with the same period last year as a result of the decline of unit transportation fee.

Operating Income: During the period, operating income was $3.72 million, an increase of 72.93% compared with $2.15 million in the same quarter of 2008. The increase was mainly attributed to decreased export transportation fees, and improved production management to reduce manufacture cost.

Income Taxes: The income tax provision for the third quarter of fiscal 2009 was $695,000, up from -$271,000 for the same period in fiscal 2008.  The increase in tax provision was mainly due to a change in tax rate for the Company’s subsidiaries in China as a result of the Chinese income tax reform that came into effect on January 1, 2008, and the cancellation of tax return policy for purchasing domestic machinery.

Net income: Net income increased by 76.40% to $3.06 million, or $0.07 per basic and diluted share, compared to net income of $1.74 million, or $0.04 per basic and diluted share, for the third quarter of the last fiscal year. This increase can be attributed to improved production management to reduce manufacture unit cost and improve production efficiency, relatively stable RMB against foreign currency exchange rate, and the decrease in transportation expenses.

Nine Months Ended June 30, 2009 Unaudited Financial Results

Revenue: Winner Medical reported net sales revenue of $70.72 million, a 17.30% increase over the nine months ended June 30, 2009. Healthy revenue growth was mainly due to strong demand, particularly in North and South America and China; the net sales to North and South American customers was $13.55 million for the nine months ended June 30, 2009, an increase of 61.06% compared to the same period last year. The net sales to Chinese customers were $11.5 million for the nine months ended June 30, 2009, an increase of 32.49%, compared to the same period last year.

Gross Profit: For the nine months ended June 30, 2009, gross profit was $19.59 million, an increase of 32.96% over $14.73 million in the same period of fiscal 2008. Gross margin was 27.70%, versus 24.43% achieved in the nine months ended June 30, 2008. The increase in gross margin was mainly due to improvement of the Company’s cost control, equipment technical improvement and lean production management that increased production efficiency and reduced production waste; the tax rebate rate for exports from China increased by two percent; and the PurCotton products started making profit during the month of June 2009 compared to losses from these products during the same period last year.

Operating Expenses: Selling, general and administrative expenses increased by 12.69% to $11.92 million during the nine months ended June 30, 2009, from $10.58 million during the nine months ended June 30, 2008. The increase in operating expenses was mainly due to the increase in research and development expenses, increase in salary and welfare for the management and administrative staff, and increase in related administrative expenses, such as depreciation and amortization for Winner Medical (Huanggang) Co., Ltd.

Operating Income: During the period, operating income was $7.57 million, an increase of 95% compared with $3.88 million of the same period of 2008. The increase was mainly attributed to decreased export transportation fees, and improved production management to reduce manufacture cost.

Income Taxes: The income tax provision for the nine months ended June 30, 2009 was $1,414,000, up from $113,000 for the same period in fiscal 2008.  The increase in tax provision was mainly due to a change in tax rate for the Company’s subsidiaries in China as a result of the Chinese Income Tax reform that came into effect on January 1, 2008, and the cancellation of tax return policy for purchasing domestic machinery.

Net income: Net income increased by 78.24% to $6.18 million, or $0.14 per basic and diluted share, compared to net income of $3.47 million, or $0.08 per basic and diluted share, for the same period of the last fiscal year. This increase can be attributed to improved production management to reduce manufacture unit cost and improve production efficiency, relatively stable RMB against foreign currency exchange rate, and the decrease in transportation expenses.

Balance Sheet

Cash and cash equivalents as of June 30, 2009 was approximately $7.84 million, compared with $6.46 million as of September 30, 2008.  The Company’s working capital as of June 30, 2009 was $20.78 million compared with $12.37 million as of September 30, 2008.  Net operating cash flow during the nine months ended June 30, 2008 was $9.94 million, an increase of $6.07 million compared with the same period in fiscal 2008.

Third Quarter 2009 Operational Highlights

Medical care, Wound care and Home care products in China

Winner Medical develops China market through distributors, drugstore chains, and hospitals.  As a result, sales revenue from China was $5.02 million for the three months ended June 30, 2009, against $3.34 million in the same period last year, an increase of 50.57%. As a percentage of net revenues, the sales revenue from China increased 20.62% for the three months ended June 30, 2009 from 14.46% for the three months ended June 30, 2008.

PurCotton:

In the third quarter of fiscal 2009, the Company’s PurCotton sales grew steadily.  The Company has $1,207,000 in raw material sales in the third quarter of fiscal 2009, compared with $1,108,000 sales during the last quarter. Net loss from PurCotton products during three month ended June 30, 2009 was approximately $5,000, as compared with a net loss of $487,000 in the same period last year. The PurCotton sales were mainly to customers in China, Japan, and the United States. At the same time, the Company is in the stage of processing trial orders of PurCotton finished medical products, such as operation room towels and sponges, with customers in North America and Europe.

Winner Medical believes that revenue from PurCotton will grow rapidly in the future.  In July 2009, Winner Medical signed an agreement with a leading consumer products company in China to provide PurCotton rolls, which will be processed into feminine products and then distributed throughout China by the consumer products company. Including this deal, Winner Medical’s PurCotton sales of to customers in China, Japan, the United States, and other countries are expected to reach approximately $700,000 per month or approximately 150 tonnes per month. As a result of the continuous sales expansion, the sale of PurCotton products reached the break-even point, and started to make a profit during the month of June 2009.

2009 Guidance

The Company maintains its estimate that revenue in fiscal year 2009 will range from $98.33 million to $100.90 million, an increase of 15% to 18% compared to fiscal year of 2008.

Conference Call

Winner Medical’s senior management will host a conference call at 5am (Pacific)/ 8am (Eastern)/ 8pm (Shenzhen/ Hong Kong) on Wednesday, August 12, 2009 to discuss its 2008/09 third quarter results and recent business developments.  The conference call can be accessed by calling 866-510-0705 (US), 10-800-130-0399 (South China), 10-800-152-1490 (North China), or ###-##-#### (HK); Passcode: 24788174.  A telephone replay will be available shortly after the conclusion of the call and will be accessible through August 19, 2009 by calling 888-286-8010 (US) or +1-617-801-6888 (International); Passcode: 19154413.

About Winner Medical

Winner Medical is a leading manufacturer in the medical dressing industry (medical and wound care products) in China. Headquartered in Shenzhen, the Company has seven wholly owned manufacturing and distribution facilities, four joint-venture factories and over 5,000 employees.  The Company engages in the manufacture, sale, research, and development of medical care products, wound care products, home care products and PurCotton products, a nonwoven fabric made from 100% natural cotton.  The products are sold worldwide, with Europe, the United States and Japan serving as the top three markets. The Company currently holds 50 patents and patent applications for various products and manufacturing processes and is one of the few Chinese companies licensed by the U.S. Food and Drug Administration (FDA) to ship finished, sterilized products directly to the United States market. To learn more about Winner Medical, visit Winner Medical's web site http://www.winnermedical.com.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward- looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

Investor Relations Contacts:
Peng Zhai
Assistant Manager, Investor Relations
Winner Medical Group Inc.
Tel:     +86-755-2806-6858
Email: peng.zhai@winnermedical.com

Winner Medical Group Inc.
Consolidated Statements of Income and Comprehensive Income

	Three months ended June 30		Nine months ended June 30
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	US$	US$	US$	US$

Net sales	24,357,878	23,073,575	70,715,298	60,287,476

Cost of sales	(17,176,129)	(17,094,433)	(51,128,269)	(45,556,952)
Gross profit	7,181,749	5,979,142	19,587,029	14,730,524

Other operating (loss) income, net	96,183	(77,968)	987,432	359,587
Exchange difference, net	47,432	(90,993)	(1,082,265)	(627,877)
Selling, general and administrative expenses	(3,600,442)	(3,655,928)	(11,923,716)	(10,581,098)

Income from operations	3,724,922	2,154,253	7,568,480	3,881,136
Interest income	19,069	13,591	42,888	32,328
Interest expense	(70,884)	(196,275)	(397,940)	(435,140)
Equity in earnings of 50 percent or less owned persons	86,446	15,766	309,584	39,731
Income before income taxes and minority interests	3,759,553	1,987,335	7,523,012	3,518,055

Income taxes	(694,718)	(271,384)	(1,414,383)	(112,801)
Income before minority interests	3,064,835	1,715,951	6,108,629	3,405,254

Minority interests	(1,183)	20,902	74,196	63,903
Net income	3,063,652	1,736,853	6,182,825	3,469,157

Other comprehensive income
Foreign currency translation difference	37,243	1,433,644	(87,899)	5,773,517

Comprehensive income	3,100,895	3,170,497	6,094,926	9,242,674

Net income per share
- basic	0.07	0.04	0.14	0.08
- diluted	0.07	0.04	0.14	0.08

Weighted average common stock outstanding
- basic	44,727,171	44,727,171	44,727,171	44,727,171
- diluted	44,908,262	44,849,292	44,962,549	44,849,292

Winner Medical Group Inc.
Consolidated Balance Sheets

	June 30	September 30
	2009	2008
	(Unaudited)	(Unaudited)
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	7,837,701	6,462,505
Restricted bank deposits	99,694	126,749
Accounts receivable, less allowances for doubtful accounts of US$114,596 and US$100,964 at June 30, 2009 and September 30, 2008, respectively	11,502,982	13,516,688
Amounts due from affiliated companies	365,781	349,359
Inventories	14,785,842	15,839,587
Prepaid expenses and other receivable	5,279,048	4,734,503
Income taxes recoverable	30,897	99,126
Deferred tax assets	223,726	207,798
Total current assets	40,125,671	41,336,315
Property, plant and equipment, net	55,943,053	57,937,881
Held-for-sale asset	-	607,423
Investment in equity investees	1,845,291	1,518,848
Intangible assets, net	153,404	126,141
Non-current restricted bank deposits	158,193	-
Prepaid expenses and other receivable	117,170	233,203
Deferred tax assets	281,222	158,280
Total assets	98,624,004	101,918,091
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	7,757,725	15,033,073
Accounts payable	6,090,115	8,271,926
Accrued payroll and employee benefits	1,790,164	1,891,410
Customer deposits	476,064	458,303
Other accrued liabilities	2,057,541	2,518,326
Amounts due to affiliated companies	56,384	136,481
Income taxes payable	1,118,719	656,550
Total current liabilities	19,346,712	28,966,069

Deferred tax liabilities	41,881	41,965
Total liabilities	19,388,593	29,008,034

Commitments and contingencies

Minority interests	74,111	148,306

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 495,000,000, issued and outstanding June 30, 2009 – 44,727,171 shares; September 30, 2008 – 44,727,171 shares	44,727	44,727
Additional paid-in capital	31,147,950	30,843,327
Retained earnings	33,851,423	28,791,259
Statutory reserves	3,428,095	2,305,434
Accumulated other comprehensive income	10,689,105	10,777,004
Total stockholders’ equity	79,161,300	72,761,751
Total liabilities and stockholders’ equity	98,624,004	101,918,091